Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 3

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Fourth Quarter and Fiscal Year Earnings

LOS ANGELES, CA March 15, 2012 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the fourth quarter and fiscal year ended December 31, 2011.

Arden Group, Inc. is the parent company of Gelson's Markets which operates seventeen full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

FOURTH QUARTER EARNINGS RELEASE

		Thirteen Weeks Ended		Fifty-Two Weeks Ended
		December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
(In Thousands, Except Share, Per Share & Footnote Data)		(Unaudited)

Sales	(a)	$114,503	$110,020	$429,483	$417,065
Operating income	(b)	6,969	9,175	26,122	30,143
Interest, dividend and other income (expense), net	(c)	63	8	2,301	188
Income before income taxes		7,032	9,183	28,423	30,331
Income tax provision		2,701	3,632	11,418	12,246
Net income		$4,331	$5,551	$17,005	$18,085
Basic and diluted net income per common share	(d)	$1.41	$1.75	$5.50	$5.72
Weighted average common shares outstanding	(d)	3,071,000	3,161,098	3,094,020	3,161,098

(a)

In 2011 and 2010, the Company operated 18 full-service supermarkets in Southern California through its wholly-owned subsidiary, Gelson's Markets (Gelson's). Year over year sales increases were due, to a great extent, to both inflation and an increase in the number of transactions in 2011 compared to 2010. Increased sales also reflect improvement in the economic environment in our local trade areas despite intense competition and cautious consumer purchasing behavior.

Gelson's closed its store located in Northridge, California after the close of business on February 25, 2012. Subject to certain closing conditions, Gelson's has reached an agreement with the landlord and a third party to assign the lease and to be released by the landlord from all obligations under the lease no later than May 1, 2012. In return, Gelson's agreed to pay the assignee a lease assignment fee of $1,850,000 and agreed to transfer various items of equipment to the assignee. In addition, Gelson's expects to incur closing costs estimated to be between $300,000 and $400,000.

(b)

Operating income on a year over year basis was negatively impacted by increases in the United Food & Commercial Workers International Union (UFCW) health and welfare contribution rate in March 2010, February 2011 and September 2011. The majority of the Company's employees belong to the UFCW. During the fourth quarter of 2011, the Company recognized $339,000 and $90,000 of stock appreciation rights (SARs) compensation expense. On a year-to-date basis, the Company recognized SARs compensation expense of $488,000 during 2011 compared to a reversal of $394,000 for 2010. Operating income was also negatively impacted in 2011 due to a ratification bonus of approximately $714,000 paid to Gelson's employees who are members of the UFCW in accordance with the new labor contract discussed below. In addition, the fourth quarter of 2010 reflects a gain of $570,000 from the early termination of a lease for a property that was not being used in the Company's supermarket operations.

The Company's previous collective bargaining agreement with the UFCW expired on March 6, 2011. The UFCW's contract with the three major grocery retailers in our trade area – Vons, Ralphs and Albertsons grocery chains (Majors) – also expired on the same date. In late September 2011, employees of the Majors ratified a new labor contract. Employees of Gelson's who are members of the UFCW ratified a new labor contract with Gelson's on terms similar to those reached by the Majors in a vote held on October 14, 2011. The new labor agreement expires on March 2, 2014.

(c)	Other income reflects a gain of approximately $2,129,000 from the sale of an undeveloped parcel of land during the first quarter of 2011.

 Exhibit 99.1

(d)	In April 2011, the Company purchased 90,098 shares of its Class A Common Stock in an unsolicited private transaction for an aggregate purchase price of approximately $6,684,000.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Certain statements contained in this Current Report on Form 8-K are forward-looking statements. These statements discuss, among other things, a future lease assignment which may or may not be accomplished and certain estimated closing costs. These forward-looking statements reflect the Company's current plans and expectations and are based on information currently known to the Company. The Company cautions readers that any forward-looking statements contained in this Current Report involve risks and uncertainties and are subject to change. The Company does not undertake any obligation to update forward-looking statements.

Arden Group, Inc.

2020 South Central Avenue, Compton, California 90220

Telephone: (310) 638-2842 Facsimile: (310) 631-0950